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                                                                    Exhibit 23.2

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP


     Arthur Andersen LLP audited the net assets available for benefits of Material Sciences Corporation Savings and Investment Plan (the "Plan") as of December 31, 2001, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are included in MSC's Annual Report on Form 11-K for the year ended December 31, 2002 and incorporated by reference into MSC's previously filed Registration Statement on Form S-8 (File No. 33-81064). After reasonable efforts, MSC has not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference of its audit report dated May 21, 2002 into the above-referenced Registration Statement. The absence of an updated consent may limit recovery by investors from Arthur Andersen LLP, particularly under Section 11(a) of the Securities Act of 1933, as amended.